EXHIBIT 10.1

CREDIT LINE AGREEMENT

This Credit Line Agreement is entered into between Omega Financial, Inc., hereafter, “Lender” and Ascot Funding, Inc., hereafter, “borrower” and is as follows.

1.	Purpose. The purpose of this agreement is to provide a credit line that may be drawn on by borrower for its financial needs for the term of this agreement. Lender is willing to extend credit pursuant to the terms of this agreement.

2.	Amount of Line. Lender agrees to provide credit up to the amount of One Hundred Thousand Dollars ($100,000) for the term of this agreement. Said credit shall be provided by direct payment of expenses, cash advances, guarantees of borrowings or any combination of said methods. Credit shall be provided within 24 hours of the same being requested by the borrower.

3.	Terms of Repayment. All amounts advanced or guaranteed under the agreement shall bear interest at the rate of four percent (4%) per annum from the date paid or advanced to the date or repayment or end of this agreement whichever comes first. Interest shall be accrued. Borrower may pay all or a portion of the borrowed amounts, from time to time, in its discretion. Payments shall first be applied towards any accrued interest and then principal. All amounts that have been paid or guaranteed are due on a date that is 36 months from the date of signing of this agreement. At that time all sums that remain unpaid will be due including any accrued interest. If any sums due are not paid within 10 days after a date that is 36 months from the date of signing this agreement and the borrower will be in default as a result of the non-payment.

4.	Entire Agreement. The parties warrant and acknowledge that they have read and understand the terms of this agreement. The parties have had an opportunity to consult with their own independent legal advisors concerning the agreement. Neither party has relied on the other party for any representation or legal advice concerning this agreement. This agreement represents the entire agreement and there are no oral understandings or other side agreements that vary the terms of the agreement. The parties warrant that they have received the necessary corporate approvals to enter into this agreement and proceed therewith.

5.	Amendment. This agreement may only be changed by a writing signed by both parties. If any litigation arises over this agreement the losing party agrees to pay the prevailing party his costs and attorney fees in a reasonable amount. This agreement shall be construed according to California law. Venue for any action regarding this agreement shall in be Los Angeles County, California.

Dated: August 16, 2008

/s/ Nancy Israel	/s/ Patrick C. Brooks
Omega Financial, Inc.	Ascot Funding, Inc.
(“the Lender”)	(“the Borrower”)